FORM 4

Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person*
Karpus Management Inc.  (KMI) d/b/a
Karpus Investment Management
183 Sully's Trail
Pittsford, New York   14534

2.Issuer Name and Ticker or Trading Symbol
Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (HTO)

3.I.R.S. Identification Number of
Reporting Person, if an entity (voluntary)

4.Statement for Month/Year
July/2002

5.If Amendment, Date of Original (Month/Year)
June/1999

6.Relationship of Reporting Person(s) to Issuer
(Check all applicable)
___Director___10% Owner
___Officer (give title below)_X_Other (specify below)
Beneficial Owner

7.Individual or Joint/Group Filing (Check Applicable Line)
__X_Form filed by One Reporting Person
____Form filed by More than One Reporting Person
















Table I ? Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned

1.
Title of Security
Hyperion 2005 Investment Grade Term Trust, Inc. (HTO) ? Common Stock
2.
Transaction Date

3.
Transaction Code
6/2/99
P  4700
A  8.4375
6/3/99
P  300
A  8.4375
6/11/99
S  -1100
D  8.4375
6/14/99
S  -200
D  8.375
6/14/99
S  -2600
D  8.4375
6/15/99
P  6400
A  8.375
6/16/99
P  6900
A  8.375
6/17/99
P  100
A  8.375
6/18/99
P  5000
A  8.375
6/22/99
P  99350
A  8.375
6/23/99
P  52685
A  8.1875
6/24/99
P  34450
A  8.1875
6/25/99
P  12750
A  8.25
6/28/99
P  8150
A  8.25
6/28/99
P  1300
A  8.1875
6/29/99
P  2500
A  8.25
6/29/99
S  -1000
D  8.1875
6/29/99
P  5600
A  8.1875
6/30/99
P  9900
A  8.1875

4.
Securities Acquired (A)
or Disposed of (D)


5.
Amount of Securities Beneficially Owned at End of Month
1,965,743


6.
Ownership Form: Direct (D) or Indirect (I)
I


7.
Nature of Indirect Beneficial Ownership
IA


__________________________________
**Signature of Reporting Person
_George W. Karpus, President
Date
August 6, 2002